As filed with the Securities and Exchange Commission on July 29, 2005.
Registration No.___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SHELL CANADA LIMITED
(Exact name of registrant as specified in its charter)

Canada	98-0397084
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

400 - 4th Avenue S.W.
Calgary, Alberta, T2P 0J4
Canada
(403) 691-3111
(Address of Principal Executive Offices)

Shell Canada Limited
Long Term Incentive Plan
(Full Title of the Plan)

Peter S. Wilson
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
General Counsel
Shell Canada Limited
400 - 4th Avenue S.W.
Calgary, Alberta, T2P 2H5
Canada
(403) 691-3447

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Shares, No par value	2,000,000 shares	$28.58	$57,160,000	$6,727.74

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Shares as reported on the Toronto Stock Exchange on July 26, 2005, a date within five business days of the filing of this Registration Statement, and translated into U.S. dollars at the noon buying rate in New York City on April 26, 2005 for Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on that date.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the Securities and Exchange Commission (the "Commission") by Shell Canada Limited (the "Company") are incorporated by reference herein and shall be deemed a part hereof:

1.	the Company's Annual Report on Form 40-F for the period ended December 31, 2004, filed with the Commission on March 17, 2005; and

2.
the Company’s registration statement filed under the Securities Exchange Act of 1934 (the “Exchange Act”) on Form 8-A on April 30, 1984, as amended on Form 8-A/A on July 29, 2005, and any further amendment or report filed for the purposes of updating such registration statement.

The following documents subsequently filed or furnished by the Company with or to the Commission after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement:

•	reports filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; and

•	reports furnished on Form 6-K that specifically indicate that they are incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

No Applicable.

Item 6. Indemnification of Directors and Officers

Under the Canada Business Corporations Act, the Company may indemnify a present or former director or officer of the Company or another individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company may not indemnify an individual unless the individual (a) acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Company as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done. The Company may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of the Company provide that the Company shall indemnify every director or officer of the Company, a former director or officer of the Company and every individual who acts or acted at the Company's request as a director or officer, or any individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that individual’s association with the Company or other entity, if the individual acted honestly and in good faith with a view to the best interests of the Company, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Company has purchased third party director and officer liability insurance for the benefit of any director, officer, or certain other persons, as such, against any liability incurred by the individual in his or her capacity as a director or officer of the Company or as a director or officer of any body corporate where the individual acts or acted in that capacity at the Company's request.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1	Restated Articles of Incorporation of Shell Canada Limited dated May 18, 2000, and Certificate of Amendment dated June 6, 2005.
5.1	Opinion of Bennett Jones LLP, counsel to the Company, regarding the legality of the securities being registered hereby
23.1	Consent of Bennett Jones LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Shell Canada Limited Chief Reservoir Engineer
23.4	Consent of Shell Canada Limited Chief Mining Engineer
24.1	Powers of Attorney (included on the signature pages of this Registration Statement)

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1).	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i).	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii).
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii).
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2).
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3).	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on July 29, 2005.

SHELL CANADA LIMITED
By: /s/ Simon A. Fish
Name: Simon A. Fish
Title: Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints any two employees of Shell Canada Limited who, from time to time, hold the position of General Manager, Human Resources, Secretary or Assistant Secretary as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated effective July 29, 2005:

Signature	Title	Date

Chief Executive Officer
/s/ Clive Mather	and Director	July 29, 2005
Clive Mather

/s/ Cathy Williams	Chief Financial Officer	July 29, 2005
Cathy Williams

/s/ Donna Tarka	Controller	July 29, 2005
Donna Tarka

/s/ Derek H. Burney	Director	July 29, 2005
Derek H. Burney

/s/ Ida J. Goodreau	Director	July 29, 2005
Ida J. Goodreau

/s/ Kerry L. Hawkins	Director	July 29, 2005
Kerry L. Hawkins

/s/ David W. Kerr	Director	July 29, 2005
David W. Kerr

/s/ Ronald W. Osborne	Director	July 29, 2005
Ronald W. Osborne

/s/ Robert J. Routs	Director	July 29, 2005
Robert J. Routs

/s/ Raymond Royer	Director	July 29, 2005
Raymond Royer

/s/ Nancy C. Southern	Director	July 29, 2005
Nancy C. Southern

Pursuant to the requirements to Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the United States on July 29, 2005.

PUGLISI & ASSOCIATES
By: /s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Articles of Incorporation of Shell Canada Limited dated May 18, 2000, and Certificate of Amendment dated June 6, 2005.
5.1	Opinion of Bennett Jones LLP, counsel to the Company, regarding the legality of the securities being registered hereby
23.1	Consent of Bennett Jones LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Shell Canada Limited Chief Reservoir Engineer
23.4	Consent of Shell Canada Limited Chief Mining Engineer
24.1	Powers of Attorney (included on the signature pages of this Registration Statement)